2004 Titanium Metals Corporation
                      Senior Executive Cash Incentive Plan
                      ------------------------------------


I. PURPOSE

The purpose of the 2004 Titanium Metals Corporation Senior Executive Cash Incentive Plan is to attract and retain high quality senior executives and to provide incentives to such executives to maximize the annual financial performance of Titanium Metals Corporation and its related entities and thereby increase shareholder value. The Titanium Metals Corporation Senior Executive Cash Incentive Plan is intended to qualify for the exception to the deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for qualified "performance-based compensation."

II. EFFECTIVE DATE OF PLAN

The effective date of the Plan shall be January 1, 2004.

III. DEFINITIONS

(a) "Compensation Committee" shall mean the committee comprised solely of two or more independent directors of the Company which shall have the authority to administer the Plan. No member of the Compensation Committee shall be a current employee of the Company, a former employee who is currently receiving compensation from the Company for prior services (other than benefits under a tax-qualified retirement plan), a current or former officer of the Company, or shall receive or have received remuneration from the Company within the meaning of Treas. Reg. *1.62-27(e)(3), either directly or indirectly, in any capacity other than as a director.

(b)  "Company" shall mean Titanium Metals Corporation.

(c) "Disability" shall mean disability by bodily injury or disease, either occupational or nonoccupational in cause, permanently preventing the
     Participant, on the basis of medical evidence satisfactory to the Compensation Committee, from engaging in any occupation or employment with the Company.

(d) "Eligible Earnings" shall mean the aggregate base salary actually paid to a Participant with respect to a given Plan Year; provided, however, that any amount of base salary that a Participant would have received in a given Plan Year but for a voluntary reduction in base salary shall be included in the determination of Eligible Earnings for such year.

(e) "Participant" for a particular Plan Year shall mean those individuals designated by the Compensation Committee to be eligible to receive Performance-Based Compensation Awards under Section V for that Plan Year. The Compensation Committee shall determine the individuals who shall be Participants for a particular Plan Year by January 1 of that Plan Year .

(f) "Performance-Based Compensation Award" shall mean the cash award as determined by the application of Section V of the Plan.

(g) "Plan" shall mean the 2004 Titanium Metals Corporation Senior Executive Cash Incentive Plan, as amended and restated from time to time.

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(h)  "Plan Year" shall mean the 12 consecutive  month period coinciding with the
     Company's fiscal year.

(i) "Return on Equity" shall mean the ratio expressed as a percentage rounded to the nearest tenth of the Company's Net Income for the Plan Year to its Average Equity for such Plan Year. "Net Income" shall mean the Company's net income for the Plan Year, determined in accordance with generally accepted accounting principles and as reported in the Company's annual audited consolidated financial statements. "Average Equity" shall mean the arithmetic average of the Company's stockholders' equity at the end of the Plan Year and the end of the immediately preceding Plan Year. Stockholders' equity shall be determined in accordance with generally accepted accounting principles, shall be deemed to include foreign currency translations that have been deferred in accordance with Statement on Financial Accounting Standards No. 52, and as reported in the Company's annual audited consolidated financial statements.

IV. ELIGIBILITY

Employees who are Participants for a Plan Year are not eligible for payments under the Titanium Metals Corporation Employee Cash Incentive Plan for the same Plan Year.

Except in the case of the Participant's death or disability, a Participant must be employed by the Company on the last day of the Plan Year in order to be eligible to receive a Performance-Based Compensation Award under the Plan. However, in the event a Participant is not employed on the last day of the Plan Year because of the Participant's death or disability, any payment of a Performance-Based Compensation Award made in accordance with Section V shall be paid to the Participant's estate or to the disabled Participant at the time the other Performance-Based Compensation Awards are paid to Participants under the Plan.

V. CALCULATION OF PERFORMANCE-BASED COMPENSATION AWARD

Initially, calculation of Performance-Based Compensation Awards is based solely upon the Company's Return on Equity during each Plan Year. Currently, no Performance-Based Compensation Award shall be payable if the Company's Return on Equity is less than 3%, and no award shall be made under this Section in an amount exceeding 150% of any Participant's Eligible Earnings. Performance-Based Compensation Awards shall be payable solely in accordance with the following schedule, except that no Performance-Based Compensation Award for a Participant shall exceed $2,000,000 for a Plan Year:


Return on Equity                        Award As Percentage of Eligible Earnings
--------------------------------------------------------------------------------
less than 3%                            0%
3% or more but less than 10%            10% to 50%
10% or more and up to 30%               50% to 150%


For a Return on Equity of 3% or more but less than 10%, the "Award as a Percentage of Eligible Earnings" would be fully prorated from 10% up to 50%. For example, for a Return on Equity of 6.5%, the "Award as a Percentage of Eligible Earnings" is equal to 30%. Similarly for a Return on Equity of 10% and up to 30%, the "Award as a Percentage of Eligible Earnings" would also be fully prorated from 50% up to 150%

The above schedule for any Plan Year may be set or changed by the Compensation Committee during the first ninety days of such Plan Year. In the event the

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Compensation  Committee  takes no action prior to the ninetieth day of such Plan
Year to change, amend, or rescind the above schedule in effect for the immediately preceding Plan Year, the Return on Equity schedule for such Plan Year shall be deemed to be the above schedule for such immediately preceding Plan Year.

After that period, the Compensation Committee shall have no discretion to make Performance-Based Compensation Awards except in accordance with the above or any revised schedule, except that the Compensation Committee has discretion to award a lesser Performance-Based Compensation Award to a Participant than that set forth in the above schedule. Any Performance-Based Compensation Award shall be paid in a single cash payment as soon as practicable following the completion of the Company's audit for a given Plan Year and certification by the Compensation Committee as set forth in Section VI below.

VI. CERTIFICATION BY COMPENSATION COMMITTEE

Notwithstanding any other provision of the Plan to the contrary, no Performance-Based Compensation Award may be paid to a Participant under the Plan until the Compensation Committee certifies in writing that the Company has achieved a Return on Equity of more than 3%, that the award corresponds to the Return on Equity achieved by the Company for the applicable Plan Year in accordance with the schedule in Section V or any revision thereof (unless, in its discretion, the Compensation Committee chooses to make a lower award to a Participant), and that all of the other conditions under the Plan for payment of the award have been met. For the purposes of this Section, the approved minutes of the Compensation Committee meeting in which the certification is made shall be treated as written certification.

VII. ADMINISTRATION

The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full authority to construe and interpret this Plan within the established rules for its administration which are contained in this Plan. The Compensation Committee shall act by the unanimous consent of all of its members.

The Compensation Committee shall have the authority to amend the Plan at any time without notice, provided that any amendment which changes the material terms of the performance goals shall be subject to the approval of the Company's shareholders. The Compensation Committee may revise the terms of the performance goals set forth in Section V which must be met before Performance-Based Compensation Awards may be paid under the Plan; however the revised performance goals must be approved by the shareholders of the Company before the amendment is effective. The material terms of a performance goal are approved by shareholders if, in a separate vote, a majority of the shares present (in person or by proxy) and entitled to vote on the issue are cast in favor of approval. The Compensation Committee shall have the authority to suspend or terminate the Plan at any time without notice.

VIII. MISCELLANEOUS

The Plan is not a contract of employment. No term of the Plan shall be construed to restrict the right of the Company to terminate or change the terms of any Participant's employment with the Company at any time or to confer on any Participant the right to continue in the employ of the Company for any period of time or to continue any Participant's present or any other rate of compensation. No Participant shall have any right to future participation in the Plan.


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No right or  interest  of any  Participant  in the Plan shall be  assignable  or transferable or be subject to any lien, directly, by operation of law, or otherwise, including by execution, levy, garnishment, attachment, pledge, or bankruptcy.

The Company shall have the right to deduct from all payments under the Plan any foreign, federal, state or local taxes required by law to be withheld with respect to any such payments.

This instrument contains the entire understanding between the Company and the employees participating in the Plan relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral. Neither this Plan nor any provision of the Plan may be waived, modified, amended, changed, discharged or terminated without action by the Compensation Committee.

This Plan shall be construed in accordance with, and shall be governed by the laws of the State of Colorado.

To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

The section headings are for convenience only and shall not be used in interpreting or construing the Plan.



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